Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Femto Technologies Inc.

We consent to the inclusion in the Form F-1 Registration Statement filed with the Securities & Exchange Commission, of Femto Technologies Inc. (the “Company”) our report dated July 1, 2024 relating to our audit of the consolidated statement of financial position as of December 31, 2023 and 2022 and consolidated statement of loss and comprehensive loss, stockholders’ equity and cash flows for the three years ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

March 12, 2025